Exhibit 99.1(ii)

YAHOO! INC. AND INKTOMI CORPORATION UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed consolidated statements of operations have been prepared to give effect to the merger of Yahoo! Inc. ("Yahoo!") and Inktomi Corporation ("Inktomi"), using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed consolidated statements of operations.  These pro forma consolidated statements were prepared as if the transaction had been completed as of January 1, 2002.

The unaudited pro forma combined condensed consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have actually been reported had the transaction occurred on January 1, 2002, nor are they necessarily indicative of the future results of operations. The pro forma combined condensed consolidated statements of operations include adjustments, which are based upon estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of Inktomi. The preliminary purchase price allocation for Inktomi is subject to revision as more detailed analysis is completed and additional information on the fair values of Inktomi’s assets and liabilities becomes available. Any change in the fair value of the net assets of Inktomi will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

These unaudited pro forma combined condensed consolidated statements of operations are based upon the respective historical consolidated statements of operations of Yahoo! and Inktomi and should be read in conjunction with the historical consolidated financial statements of Yahoo! and Inktomi and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the reports and other information Yahoo! and Inktomi have on file with the SEC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(In thousands, except per share amounts)

	Historical		Pro Forma
	Yahoo!	Inktomi(2)	Adjustments		Combined

Net revenues	$953,067	$71,092	$(419	)(b)	$1,023,740

Costs and expenses:
Cost of revenues	162,881	22,141	—		185,022
Sales and marketing	431,392	38,695	—		470,087
Product development	143,468	36,070	—		179,538
General and administrative	105,952	12,829	—		118,781
Amortization of intangibles	21,186	729	14,738	(c)	36,653
Restructuring costs	—	115,668	—		115,668
Impairment of goodwill and other intangibles	—	8,440	—		8,440
Impairment of property, plant and equipment	—	107,040	—		107,040
Total operating expenses	864,879	341,612	14,738		1,221,229

Income (loss) from operations	88,188	(270,520)	(15,157)		(197,489)

Other income, net	91,588	4,653	(12,828	)(a)	83,413
Minority interests in operations of consolidated subsidiaries	(1,551)	—	—		(1,551)

Income (loss) before income taxes	178,225	(265,867)	(27,985)		(115,627)

Provision (benefit) for income taxes	71,290	527	(66,408	)(d)	5,409

Income (loss) from continuing operations (1)	$106,935	$(266,394)	$38,423		$(121,036)

Income (loss) per share from continuing operations - basic (1)	$0.18	$(1.79)			$(0.20)

Income (loss) per share from continuing operations - diluted (1)	$0.18	$(1.79)			$(0.20)

Shares used in per share calculation - basic	593,838	149,099			593,838
Shares used in per share calculation - diluted	610,060	149,099			593,838

(1) Income (loss) from continuing operations for Yahoo! is presented before cumulative effect of accounting change.

(2) Inktomi’s results of operations for the twelve months ended December 31, 2002 were calculated by adding the results of operations for the three months ended December 31, 2002, and deducting the results of operations for the three months ended December 31, 2001, to the results of operations for the twelve months ended September 30, 2002. The Enterprise Search Division of Inktomi has been accounted for as a discontinued operation in the historical financial statements of Inktomi and therefore, the results of operations presented includes Inktomi’s results from continuing operations.

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2003

(In thousands, except per share amounts)

	Historical		Pro Forma
	Yahoo!	Inktomi(1)	Adjustments		Combined

Net revenues	$604,354	$14,931	$—		$619,285

Costs and expenses:
Cost of revenues	89,974	4,104	—		94,078
Sales and marketing	235,906	1,955	—		237,861
Product development	82,371	4,362	—		86,733
General and administrative	62,845	3,894	—		66,739
Amortization of intangibles	15,509	—	1,626	(c)	17,135
Total operating expenses	486,605	14,315	1,626		502,546

Income from operations	117,749	616	(1,626)		116,739

Other income, net	42,594	2,099	(2,741	)(a)	41,952
Minority interests in operations of consolidated subsidiaries	(3,034)	—	—		(3,034)

Income before income taxes	157,309	2,715	(4,367)		155,657

Provision for income taxes	59,778	30	(658	)(d)	59,150

Income from continuing operations	$97,531	$2,685	$(3,709)		$96,507

Income per share from continuing operations - basic	$0.16				$0.16
Income per share from continuing operations - diluted	$0.16				$0.16

Shares used in per share calculation - basic	600,330				600,330
Shares used in per share calculation - diluted	622,183				622,183

(1) Represents Inktomi’s results of operations for the period from January 1, 2003 to March 19, 2003, the acquisition date.

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

1. Basis of Pro Forma Presentation

On March 19, 2003, Yahoo! acquired Inktomi for a purchase price of $1.65 per share in cash for each share of Inktomi common stock outstanding upon the effective date of the merger. Each outstanding option to purchase shares of Inktomi common stock has been assumed using an exchange ratio based on the ten day trading average of Yahoo! common stock immediately preceding and excluding the effective date of the merger using a $1.65 value. Based upon the number of shares of Inktomi common stock and options outstanding as of the acquisition date, Yahoo! made a cash payment of approximately $272.9 million and issued options to purchase approximately 1.2 million shares of Yahoo! common stock. Yahoo! has accounted for the merger under the purchase method of accounting.

The unaudited pro forma combined condensed consolidated statements of operations of Yahoo! and Inktomi for the year ended December 31, 2002 and the six months ended June 30, 2003 are presented as if the transaction had been consummated on January 1, 2002. The unaudited pro forma combined consolidated statement of operations for the twelve months ended December 31, 2002 combines the results of operations of Yahoo! for the fiscal year ended December 31, 2002 and Inktomi’s results of operations for the twelve months ended December 31, 2002. Inktomi’s results of operations for the twelve months ended December 31, 2002 were calculated by adding the results of operations for the three months ended December 31, 2002, and deducting the results of operations for the three months ended December 31, 2001, to the results of operations for the twelve months ended September 30, 2002. On December 17, 2002, Inktomi consummated the divestiture of its Enterprise Search division to Verity Inc. in a transaction accounted for as a sale of assets. The Enterprise Search division of Inktomi has been accounted for as a discontinued operation in the historical consolidated financial statements of Inktomi and therefore, the results of operations of Inktomi included herein only reflect Inktomi’s results from continuing operations for all periods presented in this document. The Inktomi statement of operations for the six months ended June 30, 2003 include Inktomi’s results of operations for the period from January 1, 2003 to March 19, 2003, the acquisition date.

The unaudited pro forma combined condensed consolidated financial statements reflect an estimated purchase price of approximately $289.6 million.  The cash payment was determined based on the number of outstanding shares of Inktomi common stock as of the acquisition date.  The fair value of Yahoo! options issued was determined using the Black-Scholes model and the number of outstanding Inktomi options as of the acquisition date.  Using the number of Inktomi shares and options as noted above, the estimated total purchase price of the Inktomi merger is as follows (in thousands):

Cash	$272,925
Fair value of Yahoo! options to be issued	13,368
Estimated direct merger costs	3,313
Total estimated purchase price	$289,606

Under the purchase method of accounting, the total estimated purchase price is allocated to Inktomi’s net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger.  Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Yahoo!’s final analysis, is as follows (in thousands):

Cash acquired	$44,610
Tangible assets acquired	26,990
Amortizable intangible assets:
Customer-related intangible assets	23,500
Developed technology	25,900
Goodwill	216,921
Total assets acquired	337,921

Liabilities assumed	(49,602)
Deferred stock-based compensation	1,287

Net assets acquired	$289,606

Amortizable intangible assets consist of customer-related intangible assets and developed technology with useful lives not exceeding five years.  A preliminary estimate of $216.9 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes.  Goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for Inktomi is subject to revision as more detailed analysis is completed and additional information on the fair values of Inktomi’s assets and liabilities becomes available.  Any change in the fair value of the net assets of Inktomi will change the amount of the purchase price allocable to goodwill. Liabilities assumed includes approximately $12.7 million of restructuring costs associated with the merger.

2. Pro Forma Adjustments

Certain reclassifications have been made to conform Inktomi’s historical amounts to Yahoo!’s financial statement presentation.

The accompanying unaudited pro forma combined condensed consolidated financial statements have been prepared as if the merger was completed as of January 1, 2002 for statements of operations purposes, and reflect the following pro forma adjustments:

(a)           To reflect the decrease in interest income related to the cash payment for the merger of $272.9 million.

(b)           To eliminate Yahoo! revenues from Inktomi, for which the related costs were eliminated through inclusion within sales and marketing expense related to the Enterprise Search Business sold to Verity, Inc.

(c)           To eliminate the amortization of Inktomi historical intangibles and reflect amortization of the amortizable intangible assets and deferred compensation resulting from the merger. The weighted average life of amortizable intangible assets approximates 4 years and the remaining vesting period of unvested employee stock options approximates 3.5 years.

(d)           To adjust the provision (benefit) for taxes to reflect the impact of Inktomi’s net income (loss) and the pro forma adjustments.

3. Pro Forma Combined Net Income (Loss) Per Share

Shares used to calculate unaudited pro forma combined net income (loss) per basic and diluted share were computed using Yahoo!’s weighted average shares outstanding during the respective periods.